Exhibit 99.1

Contacts:	DIRECTV Media Relations	DIRECTV Investor Relations
	Darris Gringeri	(310) 964-0808
(212) 205-0882

David Dillon Appointed To DIRECTV Board Of Directors

EL SEGUNDO, Calif., March 10, 2011 –DIRECTV announced that David Dillon has joined its Board of Directors, effective today.
Mr. Dillon is chairman and chief executive officer of the Kroger Co. and has more than 35 years of experience in the consumer products business.  He is a director of Convergys Corporation and serves on the Board of Trustees for the University of Cincinnati Foundation, the Urban League of Greater Cincinnati, the University of Kansas Endowment, and the Board of Bethesda, Inc., a major medical center.
“Dave is a great addition to our Board,” said Mike White, chairman, president and CEO of DIRECTV.  “He leads an organization with sales of over $82 billion and 338,000 employees, in a fiercely competitive business with a sharp consumer focus. Dave has led Kroger through difficult economic times and has grown customer loyalty while pursuing a long-term program to reduce operating costs and leverage economies of scale.  His extensive leadership experience in a customer-focused industry and his commitment to the community will be of great value to the Board and to DIRECTV.”
Mr. Dillon received his bachelor’s degree from the University of Kansas in 1973, majoring in accounting and business administration. He earned his J.D. degree in 1976 from Southern Methodist University.

About DIRECTV:
DIRECTV (NASDAQ:DTV) delivers premium video service to more than 28 million subscribers worldwide. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, DIRECTV provides digital television service to more than 19.2 million customers in the United States and more than 9 million customers in Latin America. DIRECTV sports and entertainment properties include three Regional Sports Networks (Northwest, Rocky Mountain and Pittsburgh) as well as a 65 percent interest in Game Show Network.
###